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EXHIBIT 11

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                                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

                                                    EXHIBIT 11

                                        COMPUTATION OF NET INCOME PER SHARE

                                                                                                  Years ended December 31,
                                                                                                  ------------------------

                                                                             1996                   1995                  1994
                                                                             ----                   ----                  ----
Weighted average number of common shares
outstanding                                                                4,772,082            4,661,332              4,475,954

Shares issuable pursuant to stock option plans
and stock warrants                                                           232,812                  (1)                219,464
                                                                         -----------      ---------------             ----------
Weighted average shares outstanding, including
common stock equivalents                                                   5,004,894            4,661,332              4,695,418
                                                                           =========          ===========            ===========
Net income (loss) from continuing operations                              $   50,000         $(1,442,000)           $(1,176,000)
                                                                           =========          ===========            ===========
Net income from discontinued operations                                   $1,231,000         $ 1,083,000           $   1,257,000
                                                                           =========          ===========            ===========
Net income (loss)                                                         $1,281,000         $  (359,000)          $      81,000
                                                                           =========          ===========          =============
Net income (loss) per share from continuing operations                 $         .01     $          (.31)      $           (.25)
                                                                       =============      ===============        ===============
Net income per share from discontinued
operations                                                           $           .25     $            .23      $             .27
                                                                      ==============      ===============       ================
Net income (loss) per share                                          $           .26      $         (.08)      $             .02
                                                                      ==============       ==============       ================

Note: The application of the higher of quarter end or year end market prices in calculating fully diluted earnings per share does not result in a change to the calculation of primary earnings per share.

(1) Shares issuable under these common stock equivalents are anti-dilutive and therefore have been excluded from this schedule.